4.9  Change in Control.  Amendment is made this date to the provisions under
     -----------------
Section 4.8 of the Supplemental Executive Retirement Plan of Kirk W. Walters, dated February 1, 1991. The amended is as follows:

     In the event of a change in control, the participant shall become fully (100%) vested in all normal retirement benefits. The employer shall pay to the participant the applicable amount of these fully vested benefits (including earnings at the SERP Rate from the date of full vesting to date of notification of payment) under the Plan at the date of the participants termination of employment either by death, disability, or separation of service for whatever reason. This payment shall occur within 30 days of death, disability, or separation of service. In the event that subsequent to this amendment, the Internal Revenue Service determines that this amendment causes the participant to incur constructive receipt of the vested benefit due under the Plan, the participant at his discretion and in writing, may request a distribution of funds sufficient to cover any potential income tax as a result of the IRS determination of constructive receipt, not to exceed to total amount of vested benefit.



           6/29/92                             /s/ Kirk W. Walters
     -------------------                   ---------------------------
            Date                                   Kirk W. Walters



           6/29/92                             /s/  John Penwell
     -------------------                   ---------------------------
            Date                                    John Penwell
                                                    Trustee
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                              SECOND AMENDMENT TO
                          THE NORTHEAST SAVINGS, F.A.
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                KIRK W. WALTERS


     1. Section 4.2 of the Supplemental Executive Retirement Plan is hereby deleted, and the following Section 4.2 is substituted in its stead:

         "4.2  Normal Retirement Benefit.  If a Participant retires on or after
               -------------------------
     Normal Retirement Date, the Employer shall pay the Participant a Normal Retirement Benefit payable in the form of a lump sum equal to the present value (using a rate equal to the Pension Benefit Guaranty Corporation immediate annuity interest rate ("PBGC Rate"), at the time of retirement) of 60% of the average of the highest three years of compensation (taxable income) of the Participant during employment payable for life, 15 years certain based on 100% of the 1983 Group Annuity Mortality Table less the sum of the following:

               (i) The Participant's cash value in Confederation Life policy number 5170250 under the split dollar agreement dated February
           1, 1991;

               (ii) Present value of benefit of the Employer's contribution from Employer's qualified plans, assuming the Participant participates to the maximum allowed whether or not the Participant elects to participate;

               (iii)  Present value of projected Social Security benefit; and

               (iv) Present value of the maximum amount the Participant would be entitled to defer under the Northeast Savings, F.A. 1993 Deferred Compensation Plan For Key Executives (the "Deferred Compensation Plan") which would entitle him to a Matching Contribution thereunder, assuming the Participant participates only to the extent that he receives the maximum Matching Contribution allowable under the Deferred Compensation Plan whether or not the Participant elects to participate.

     The corporation may purchase a lifetime annuity with a 15 year certain benefit or pay Participant this benefit in a lump sum at retirement at the direction of the Participant."